Exhibit 10.23

                             EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of August 19, 1993, and as amended as of November 12, 1993, by and between Home Office Reference Laboratory, Inc., with offices in Lenexa, Kansas (hereinafter referred to as "HORL") and Kenneth
A. Stelzer, a resident of the State of Kansas (hereinafter referred to as "Officer");

WITNESSETH:

WHEREAS, Officer and HORL are presently parties to an Employment Agreement, dated August 3, 1983, and a Termination Compensation Agreement, dated February 28, 1990;

WHEREAS, HORL wishes to offer additional consideration to Officer to induce Officer to continue in the employment of HORL; and

WHEREAS, it is the intention and desire of the parties to enter into a formal agreement whereby three principal purposes will be served, to wit:

     A. The present Employment Agreement and Termination Compensation Agreement between the parties will be cancelled in their entirety and this Employment Agreement will be substituted in their place and stead; and

     B. HORL will have the benefit of the substantial expertise of Officer for at least the period covered by this Agreement; and

     C. Officer will serve HORL during the term hereinafter defined and will be motivated by the additional consideration set forth herein;

NOW, THEREFORE, in consideration of the employment of Officer by HORL and of the mutual promises, covenants, representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree that the present Employment Agreement and Termination Compensation Agreement between the parties are hereby cancelled in their entirety and the following Employment Agreement (the "Agreement") is hereby substituted in their place and stead:

                                   SECTION I

                              EMPLOYMENT AND TERM

1.1 Employment. HORL hereby employs Officer and Officer hereby accepts such employment and agrees to perform the duties described in Section 2 of this Agreement.

1.2  Term.

     (a) Base Term. The term of employment shall commence on the date of this Amendment to Employment Agreement and shall continue for a period of two (2) years therefrom (the "Base Term"), or until terminated as otherwise provided herein.

     (b) Termination Subsequent to Change in Control. Notwithstanding any other provision of this Agreement to the contrary, in the event that (i) a change of control of HORL shall occur at any time during which Officer is in the full-time employment of HORL or its successor and (ii) within one (1) year after such a change in control, Officer's employment with HORL or its successor is terminated by HORL or its successor for any reason other than permanent disability, death or normal retirement, or is voluntarily terminated by Officer for any reason at his sole discretion, HORL will promptly pay to Officer as termination compensation the lump sum amount described below.

The lump sum compensation payable shall be equal to three (3) times the average annual compensation includable in Officer's gross income for the most recent five (5) taxable years ending before the date of the change in control. If Officer has been an employee of HORL for less than 5 years, Officer's lump sum payment shall be equal to 3 times the average annual compensation includable in Officer's gross income based on the portion of the 5 year period during which Officer performed services for HORL. To the extent that any amount required to be paid hereunder would constitute an "excess parachute payment" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, that excess amount need not be paid.

For purposes of this Section 1.2(b), a "change of control" shall be deemed to have taken place if there shall have occurred (i) the sale or other disposition resulting in the transfer of legal or beneficial ownership of, or the right to vote, more than fifty percent (50%) of the outstanding capital stock of HORL to one or more third-party purchasers unaffiliated with Seafield Capital Corporation, its shareholders or affiliates (as the term "affiliate" is defined in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934), except in connection with an underwritten public offering of the common stock of HORL, (ii) a merger or consolidation of HORL with or into any entity other than Seafield Capital Corporation or its affiliates, or (iii) a sale or other transfer of substantially all of the assets of HORL to any person or entity other than Seafield Capital Corporation or its affiliates.

In the event of termination of employment under the circumstances described above, HORL shall pay to Officer the installments of his base salary through the date of termination of employment, any annual incentive bonus for the previous year if such has been approved but not paid and the lump sum amount as termination compensation described above, and any remaining term of this Agreement shall be cancelled. Such payments to Officer and the arrangements provided for by any stock option or other agreement between HORL and Officer in effect at the time and by any other applicable plan of HORL will constitute the entire obligation of HORL to Officer with respect to such termination, and will also constitute full settlement of any claim under law or in equity that Officer might otherwise assert against HORL or any of its employees on account of such termination.

     (c) Annual Extension. Commencing on the second anniversary of this Agreement and on each succeeding anniversary thereafter, unless HORL notifies Officer in accordance with the immediately following sentence that Officer's employment under this Agreement will not be extended, this Agreement and Officer's employment under this Agreement shall automatically and without further action be extended for one (1) year from such anniversary on the same terms and conditions as are set forth herein. If HORL elects not to extend Officer's employment under this Agreement as provided in the preceding sentence, it shall do so by notifying Officer in writing at least sixty (60) days prior to the applicable anniversary date of this Agreement. If HORL elects not to extend Officer's employment under this Agreement as provided above, such election shall be treated as a termination of Officer without cause within the meaning of Section 9.1(e) of this Agreement and HORL shall pay to Officer, in addition to any other sums which may be due to Officer, the lump sum severance payment provided for in Section 9.1(e).

                                   SECTION 2

                                    DUTIES

2.1 General Duties. Stelzer herewith resigns as President and Chief Executive Officer of HORL. Subject to the approval of the Board of Directors, Stelzer shall serve as Vice-Chairman of the Board of Directors. Stelzer shall also serve as President of a new division of HORL. Such division shall, among other things, market HORL's insurance testing services and products outside of the United States.

Stelzer shall serve HORL by performing the duties generally required to market HORL's products and services outside of the United States. In addition, Stelzer shall continue to maintain contacts with insurance company customers and perform marketing duties for HORL to help maintain present customers and obtain new customers with respect to HORL's insurance testing products and services in the United States. Without limitation, these duties will require attendance at industry meetings and customer functions. These duties may change from time to time at the direction of the Board of Directors or the Chairman of the Board of Directors.

2.2 Full Time. During the term hereof, Officer agrees to devote his full time, attention and skill to the performance of the foregoing duties.

2.3 Best Efforts. Officer agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of him as described above.

2.4 Indemnification and D & O Insurance. HORL shall provide to Officer coverage under HORL's director and officer liability insurance and indemnification By-laws, as fully and to the same extent as the same are provided to similar executive officers of HORL.

                                   SECTION 3

                                  BASE SALARY

3.1 Annual Base Salary. HORL shall pay Officer, and Officer shall accept from HORL in full payment for Officer's full time services hereunder, compensation at the rate of One Hundred Eighty-One Thousand One Hundred Dollars ($181,100) per annum, payable monthly in periodic equal installments during the year. Such salary shall be reviewed from time to time, but not less often than annually, by the Board of Directors of HORL and will be subject to such increases, but not decreases, as the Board of Directors of HORL may determine, having due regard for the efforts of Officer and the results, both financial and otherwise, of HORL's operations during Officer's tenure.

3.2 Reimbursement of Expenses. HORL shall reimburse Officer for such reasonable out-of-pocket expenses as are incurred by Officer in order to render the services contemplated hereunder.

3.3 Tax Withholdings. HORL shall deduct from the compensation payable to Officer all federal, state, and local income tax, social security, FICA, FUTA and other withholdings as required by law.

                                   SECTION 4

                          BONUSES AND FRINGE BENEFITS

4.1 Annual Incentive Bonus. During the term hereof, Officer shall be eligible to receive an annual incentive bonus based upon the performance of HORL in relation to pre-determined financial goals established by the Compensation Committee of the Board of Directors of HORL. Bonuses for less than a full year of service may be granted at the discretion of the Compensation Committee.

4.2 Existing Stock Options. Officer and HORL are parties to existing Stock Option Agreements entered into prior to the date hereof ("Existing Stock Option Agreements") which provide in Section 3(b) thereof that the stock options granted thereby are immediately exercisable upon the occurrence of a Change of Control of Seafield Capital Corporation, BMA Corporation or an affiliate thereof. By executing this Agreement, Officer and HORL agree that the provisions of Section 3(b) of said Existing Stock Option Agreements are hereby cancelled and shall be of no further force or effect and that the following Sections 3(b), (c) and (d) shall be substituted in lieu thereof in said Existing Stock Option Agreements:

   "(b) Notwithstanding the provisions of Section 3(a) above, the Option may be immediately exercised with respect to all of the Shares specified in Section 1, above, (i) upon the occurrence of a Change of Control, or (ii) upon the termination of Optionee's employment by HORL without cause.

     (c) A "Change of Control" means the occurrence of any of the following events:

     (i) the sale or other disposition resulting in the transfer of legal or beneficial ownership of, or the right to vote, more than fifty percent (50%) of the outstanding capital stock of HORL to one or more third-party purchasers unaffiliated with Seafield Capital Corporation, its shareholders or affiliates (as the term "affiliate" is defined in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934), except in connection with an underwritten public offering of the common stock of HORL;

     (ii) a merger or consolidation of HORL with or into any entity other than Seafield Capital Corporation or its affiliates; or

     (iii) a sale or other transfer of substantially all of the assets of HORL to any person or entity other than Seafield Capital Corporation or its affiliates.

     (d) A "termination of Optionee's employment by HORL without cause" shall occur in the event that Optionee's employment is terminated by HORL for any reason other than the following actions, failures or events by or affecting Optionee which shall constitute "cause" for termination of Optionee by HORL:

     (i) willful and continued failure by Optionee to substantially perform his duties provided in the Employment Agreement between Optionee and HORL, dated
             , 1993, after a written demand for substantial performance is delivered to Optionee by the Board of Directors of HORL, which demand identifies with reasonable specificity the manner in which Optionee has not substantially performed his duties, and Optionee fails to comply with such demand within a reasonable time;

     (ii) the engaging by Optionee of gross misconduct or gross negligence materially injurious to HORL;

     (iii) Optionee's conviction of having committed a felony; or

     (iv) HORL's fiscal year earnings from operations (excluding investment income and provision for income taxes) determined in accordance with generally accepted accounting principles (excluding extraordinary, unusual or nonrecurring gains or losses), shall be less than $14,000,000.

Notwithstanding the foregoing, Optionee shall not be deemed to have been terminated by HORL for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of HORL finding that, in the good faith opinion of the Board of Directors, HORL has cause for the termination of employment of Optionee as set forth in any of clauses (i) through (iv) above and specifying the particulars thereof in reasonable detail. The findings of the Board of Directors shall not be binding on the arbitrators or other finders of fact in connection with any litigation or dispute arising out of this Agreement."

4.3 Other Fringe Benefits. Officer shall be entitled to an annual vacation consistent with HORL's vacation policies for similar executive officers and to participate in such fringe benefit programs as HORL may make available from time to time to similar executive officers, which shall include reasonable hospital and major medical insurance coverage, long term disability and life insurance in amounts and on terms no less favorable than those provided to similar executive officers of HORL.

                                   SECTION 5

                                NON-COMPETITION

5.1 Restrictive Covenants. In consideration for Officer's employment with HORL and in further consideration for the compensation provided to Officer in Sections 3 and 4 hereof, Officer agrees that during the term of his employment pursuant to this Agreement, and for a period of two (2) years after the termination for any reason of his employment pursuant to this Agreement, he will not, without the prior written consent of HORL, directly or indirectly, individually or in concert with others, or through the medium of any other corporation, partnership, syndicate, association, joint venture, or other entity or as an employee, officer, director, agent, consultant or affiliate, compete with HORL, within the hereinafter described region, in (i) the urine or blood chemistry testing or analysis business for the insurance industry, or
(ii) the urine or blood chemistry container or other supply business for the insurance industry, or (iii) any other business engaged in by HORL as of the date of the termination of Officer's employment with HORL, and Officer will not solicit or accept any such business described in any of subparts (i) through
(iii) above and which competes with HORL from any customer who is served by HORL as of the date of the termination of Officer's employment pursuant hereto, or cause or induce any present or future employee of HORL to leave the employ of HORL to accept employment with Officer or with any such entity or person. The region referred to above shall consist of any territory in which HORL or any of its representatives or agents, as of the date of the termination of Officer's employment pursuant hereto, provides, sells, offers for sale or solicits the sale of urine or blood chemistry testing or analysis, or urine or blood chemistry containers or other supplies related thereto, or other services or products. HORL and Officer agree that in the event that any provision of this Section 5.1 is void or constitutes an unreasonable restriction against Officer, such provision shall not be rendered void, but shall apply with respect to such time or territory or to such other extent as may constitute a reasonable restriction under the circumstances. The foregoing provisions shall not prohibit Officer from owning not more than 3% of the total shares of all classes of stock outstanding of any publicly held company.

5.2 Injunctive Relief. HORL shall be entitled to appropriate injunctive relief in any court of competent jurisdiction to enforce its rights under Sections 5, 6, 7 and 8 of this Agreement, in addition to any other rights and remedies available to HORL at law or in equity, it being agreed that any violation of Sections 5, 6, 7 or 8 of this Agreement by Officer is reasonably likely to cause irreparable damage to HORL which will be difficult or impossible to value in monetary damages.

5.3 Charitable Activities. Nothing in this Section 5 shall be construed as preventing Officer from engaging in charitable, professional, religious or civic activities such as serving on a school board, or as a member of or officer of a professional organization, provided such activity or organization does not compete directly with HORL.

                                   SECTION 6

                            CONFIDENTIAL INFORMATION

6.1 Confidentiality. During the term of and at any time after the termination of this Agreement, Officer will hold in trust and confidence and will not divulge, disclose or convey to any person, firm, corporation or other entity and will keep secret and confidential all trade secrets, proprietary information and confidential information heretofore or hereafter acquired by him concerning HORL, Head Office Reference Laboratory Ltd., or Seafield Capital Corporation, and will not use for himself or others the same in any manner, except to the extent that such information should become no longer a trade secret, proprietary or confidential. Such trade secrets, proprietary information and confidential information shall be deemed to include, but shall not be limited to, information, whether written or not:

     (a) of a technical nature, such as but not limited to, technology, inventions, discoveries, improvements, processes, formulae, ideas, know-how, methods, compositions, computer software programs or research projects, including the identity of research organizations and researchers,

     (b) of a business nature, such as but not limited to information concerning costs, profits, supplies, suppliers, marketing, sales or lists of customers, and

     (c) pertaining to future developments, such as but not limited to information concerning research and development or future marketing methods.

The restrictions contained above shall not apply to:

     (i) information which at the time of disclosure by HORL to Officer is in the public domain; or

     (ii) information which at the time of disclosure by HORL to Officer constituted confidential information hereunder, but which thereafter becomes part of the public domain by publication or otherwise through no fault of Officer.

                                   SECTION 7

                                  DEVELOPMENTS

7.1 Developments. Officer will promptly disclose to HORL (in form satisfactory to HORL) all information, technology, inventions, discoveries, improvements, processes, formulae, ideas, know-how, methods, compositions, research projects, computer software programs and developments, whether or not patentable or copyrightable (collectively "Information"), that Officer by himself or in conjunction with any other person or entity conceives, makes, develops or acquires during the term of this Agreement, and that:

     (a) are or relate or pertain to the assets, properties, or existing or contemplated business or research activities or HORL, or

     (b) are suggested by, arise out of or result from, directly or indirectly, Officer's association with HORL, or

     (c) arise out of or result, directly or indirectly, in part or fully, from the use of HORL's time, labor, materials facilities or other resources (collectively "Developments").

Any Information fitting within any of the descriptions contained in subsections
(a), (b) or (c) of this Section 7.1 that is disclosed to any other person, firm or other entity by Officer or used in any manner by Officer within one (1) year following the termination of this Agreement shall be presumed to have been conceived, made, developed or acquired during the term of this Agreement and, thus, to constitute a Development.

7.2 Assignment to HORL. Officer hereby assigns, transfers and conveys to HORL all of his right, title and interest in and to any and all such Developments, which Developments shall become and remain the sole and exclusive property of HORL. At any time and from time to time, upon the request of HORL, Officer will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the reasonable opinion of counsel for HORL, are or may be necessary or desirable to document such transfer, or to enable HORL to file and process applications for and to acquire, maintain and enforce any and all patents, trademarks, registrations or copyrights with respect to any such Developments, or to obtain any extension, validation, re-issue, continuance or renewal of any such patent, trademark or copyright. HORL will be responsible for the preparation of any such instruments, documents and papers and for the implementation of any such proceedings and will reimburse Officer for all reasonable expenses incurred by him in compliance with the provisions of this paragraph.

                                   SECTION 8

                                PROPERTY OF HORL

8.1 All correspondence, notes, recordings, documents and other materials and reproductions thereof pertaining to any aspect of the business of HORL shall be the property of and shall be delivered to and retained by HORL upon termination of this Agreement.

                                   SECTION 9

                                  TERMINATION

9.1 Termination. Officer's employment pursuant to this Agreement shall terminate upon the occurrence of any of the following events:

     (a) Death. In the event that Officer dies during the term of this Agreement, HORL shall pay to his executors or administrators an amount equal to the installments of his base salary payable for the month in which he dies and any annual incentive bonus for the previous year if such has been approved but not paid, and such payments, together with the arrangements provided for by any stock option or other agreement between HORL and Officer in effect at the time and by any other applicable plan of HORL will constitute the entire obligation of HORL to Officer and will also constitute full settlement of any claim under law or in equity that Officer's executors, heirs or assigns or any other person claiming under or through him might otherwise assert against HORL or any of its employees on account of his death.

     (b) Disability. In the event that Officer continues unable to fully perform his duties and responsibilities hereunder by reason of illness, injury or mental or physical disability or incapacity for ninety (90) consecutive days, during which time he shall continue to be compensated for monthly installments of base salary and any annual incentive bonus for the previous year if such has been approved but not paid, Officer's employment pursuant to this Agreement may be terminated by HORL, and such payments, together with the arrangements provided for by any stock option or other agreement between HORL and Officer in effect at the time and by any other applicable plan of HORL will constitute the entire obligation of HORL to Officer and will also constitute full settlement of any claim under law or in equity that Officer might otherwise assert against HORL or any of its employees on account of such termination. Officer agrees, in the event of any dispute under this Section 9.1, to submit to a physical examination by a reputable licensed physician selected by HORL and to accept HORL's decision based on the results thereof.

     (c) Voluntary Termination. Officer's employment may be voluntarily terminated upon Officer giving sixty (60) days' prior written notice to HORL. In the event Officer voluntarily terminates his employment, HORL shall pay to Officer an amount equal to his base salary payable through the date of termination of employment and any annual incentive bonus for the previous year if such has been approved but not paid, and such payments, together with the arrangements provided for by any stock option or other agreement between HORL and Officer in effect at the time and by any other applicable plan of HORL will constitute the entire obligation of HORL to Officer and will also constitute full settlement of any claim under law or in equity that Officer might otherwise assert against HORL or any of its employees on account of his termination.

     (d) Termination for Cause. Officer's employment may be terminated by HORL at any time for cause. In the event that Officer is terminated by HORL for cause, HORL shall pay to Officer his base salary which may have accrued to the date of termination and any annual incentive bonus for the previous year if such has been approved but not paid, and such payments, together with the arrangements provided for by any stock option or other agreement between HORL and Officer in effect at the time and by any other applicable plan of HORL will constitute the entire obligation of HORL to Officer and will also constitute full settlement of any claim under law or in equity that Officer might otherwise assert against HORL or any of its employees on account of his termination. Only the following actions, failures or events by or affecting Officer shall constitute "cause" for termination of Officer by HORL (i) willful and continued failure by Officer to substantially perform his duties provided herein after a written demand for substantial performance is delivered to Officer by the Board of Directors of HORL, which demand identifies with reasonable specificity the manner in which Officer has not substantially performed his duties, and Officer fails to comply with such demand within a reasonable time; (ii) the engaging by Officer of gross misconduct or gross negligence materially injurious to HORL; (iii) Officer's conviction of having committed a felony; or (iv) HORL's fiscal year earnings from operations (excluding investment income and provision for income taxes) determined in accordance with generally accepted accounting principles (excluding extraordinary, unusual or nonrecurring gains or losses), shall be less than $14,000,000. Notwithstanding the foregoing, Officer shall not be deemed to have been terminated by HORL for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of HORL finding that, in the good faith opinion of the Board of Directors, HORL has cause for the termination of employment of Officer as set forth in any of clauses (i) through (iv) above and specifying the particulars thereof in reasonable detail. The findings of the Board of Directors shall not be binding on the arbitrators or other finders of fact in connection with any litigation or dispute arising out of this Agreement.

     (e) Termination Without Cause. In the event that HORL terminates Officer's employment for reasons other than death, disability, or cause as listed in subsection (d) above, then in addition to any other sums to which Officer may be entitled under this Agreement, HORL shall pay to Officer, on or before the last day of employment, a lump sum severance payment equal to (i) the installments of base salary due for the balance of the then current term of this Agreement, plus (ii) fifty percent (50%) of the annual base salary payable to Officer by HORL immediately prior to termination of employment, which payments, together with the arrangements provided for by any stock option or other agreement between HORL and Officer in effect at the time and by any other applicable plan of HORL will constitute the entire obligation of HORL to Officer and will also constitute full settlement of any claim under law or in equity that Officer might otherwise assert against HORL or any of its employees on account of his termination.

                                   SECTION 10

                                    SURVIVAL

10.1 Notwithstanding the termination of Officer's employment pursuant to the provisions of Section 9 hereof, or the expiration of the term of this Agreement, Officer's obligations under Sections 5, 6, 7 and 8 hereof, the provisions for injunctive relief against Officer in Sections 5.2 and 12.2 hereof and the provisions for arbitration in Section 12.1 hereof shall continue in full force and effect. Any right, power or obligation imposed or conferred upon HORL or the Board of Directors of HORL by the terms of this Agreement shall inure to the benefit of and be binding upon any person or entity into which HORL is consolidated or merged and the Board of Directors or other governing body of any such corporation or other entity.

                                   SECTION 11

                           ASSISTANCE IN LITIGATION

11.1 Officer shall, upon reasonable notice, furnish such information and assistance to HORL as may reasonably be required by HORL in connection with any litigation in which HORL or any of its subsidiaries or affiliates is or may become a party.

                                   SECTION 12

                                  ARBITRATION

12.1 Methods. Except as provided in Section 12.2 below, any difference, controversy, claim or dispute between the parties arising out of this Agreement, or the breach thereof, shall be settled by binding arbitration before a panel of three arbitrators selected as follows: each party shall select one neutral arbitrator from the American Arbitration Association's approved list of arbitrators. The two arbitrators so selected by the parties shall select a third neutral arbitrator and the three so selected shall settle the dispute under the duly promulgated Commercial Arbitration Rules of the American Arbitration Association or its successor. The arbitration shall be conducted in Lenexa, Kansas. The award of the arbitrators may be entered as a judgment in any Court in the State of Kansas or in any court having jurisdiction thereof.

12.2 Injunctive Relief. Notwithstanding Section 12.1 above, HORL shall be entitled to seek judicial injunctive relief to enforce its rights under Sections 5, 6, 7 and 8 of this Agreement as provided in Section 5.2 hereof.

                                   SECTION 13

                                 MISCELLANEOUS

13.1 Assignment by Officer. This is a personal Agreement on the part of Officer and may not be sold, assigned, transferred or conveyed by Officer.
This Agreement may not be sold, assigned, transferred or conveyed by HORL except in connection with a merger, consolidation or sale of all or substantially all of the assets of HORL and then only to the successor to HORL's operations.

13.2 Entire Agreement. This Agreement contains the entire agreement among the parties hereto and there are no representations, inducements, promises, agreements, arrangements, or undertakings, oral or written, among the parties as to the subject matter covered.

13.3 Severability. Should any part of this Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Agreement had been originally executed without including the invalid part.

13.4 Governing Law. This Agreement and its performance shall be interpreted and construed in accordance with the laws of the State of Kansas.

13.5 Titles. Titles and captions in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

13.6 Amendments. No changes, alterations, modifications, additions, or qualifications to the terms of this Agreement shall be made or be binding unless made in writing and executed by the parties in the same manner as the Agreement.

13.7 No Waiver. Failure by either party to enforce any right granted by this Agreement shall not constitute a waiver of such right and waiver of any provision of this Agreement shall not constitute a waiver of any other provision.

13.8 Notices. Any notice, instrument or communication required or permitted under this Agreement shall be deemed to have been effectively given and made if in writing and when served by personal delivery to the party for whom it is intended, or three business days after being deposited, postage prepaid, registered or certified mail, return receipt requested, in the United States mail, addressed to the party for whom it is intended at the following addresses, or at such other addresses as the party to be notified may have designated in writing to the other:

     Officer:  Kenneth A. Stelzer


     HORL:     Home Office Reference Laboratory
               10310 W. 84th Terrace
               Lenexa, Kansas 66214
               Attn:  Chairman of the Board of Directors

13.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                       HOME OFFICE REFERENCE LABORATORY, INC.

                                       By:


                                       Chairman of the Board of Directors

                                       Kenneth A. Stelzer